EXHIBIT 10.3

EXECUTION COPY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), dated November 5, 2009, by and between VONAGE HOLDINGS CORP., a Delaware corporation (the “Company”), and Marc P. Lefar (the “Executive”).

WHEREAS, the Executive and the Company previously entered into an Employment Agreement, dated July 29, 2008 (the “Original Agreement”); and

WHEREAS, the Executive and the Company desire to amend and restate the Original Agreement on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

1. Employment and Duties.

(a) General. The Executive shall serve as Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (the “Board”). The Company has taken all necessary and appropriate action to obtain Board approval to increase the number of directors on the Board, and the Executive has been elected to the Board effective with, and subject to, his commencement of employment. Thereafter, during the Executive’s term of employment, the Board shall nominate the Executive for re-election as a member of the Board at the expiration of the then current term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements. The Executive shall have the duties, responsibilities, and authority customarily held by the chief executive officer of a public corporation. All employees of the Company shall report to the Executive or one of his designees. The Executive shall also perform such other duties as the Board may from time to time require, consistent with the general level and type of duties and responsibilities customarily associated with such position. The Executive’s principal place of employment shall be the principal offices of the Company, currently located in the Holmdel, New Jersey area; provided, however, that the Executive understands and agrees that he shall be required to travel from time to time for business reasons.

(b) Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote his full-time working time to his duties hereunder, shall conform to and use his good faith efforts to comply with the lawful and good faith directions and instructions given to him by the Board and shall use his good faith efforts to promote and serve the interests of the Company. Further, the Executive shall not, directly or indirectly, render services to any other person or organization without the consent of the Board or otherwise engage in activities that would interfere significantly with the faithful performance of his duties hereunder. Notwithstanding the foregoing, the Executive may serve on (i) corporate boards, with the Board’s prior consent, or (ii) civic or charitable boards or engage in charitable activities without remuneration therefor. Additionally, notwithstanding the foregoing, the Executive may manage his personal investments, and serve as an executor, trustee, or in a similar fiduciary capacity in connection therewith, provided that such activities do not contravene the first sentence of this Section 1(b).

2. Term of Employment. The term of employment under this Agreement (the “Term”) commenced as of July 29, 2008 (the “Effective Date”) and shall terminate on the third anniversary of the Effective Date; provided, however, that the Term shall be automatically extended without further action of either party for additional one-year periods, unless written notice of either party’s intention not to extend has been given to the other party at least 90 days prior to the expiration of the then-effective Term. Notwithstanding anything to the contrary herein, in the event of a Change of Control of the Company, the Term shall be automatically extended without further action of either party for an additional one-year period from the date of such Change of Control if the Term would otherwise be terminated within such one-year period, subject to further automatic renewals as provided above. A “Change of Control” as used herein shall have the meaning ascribed to such term in the Company’s 2006 Incentive Plan, as amended from time to time (the “Incentive Plan”); provided, however, that subpart (i) of such definition shall not apply to the acquisition of Beneficial Ownership (as defined in the Incentive Plan), directly or indirectly, of securities of the Company by Silver Point Finance, LLC to the extent Silver Point Finance, LLC has Beneficial Ownership of less than 35% of the combined voting power of the Company’s then outstanding securities.

3. Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a) Base Salary. The Company shall pay to the Executive an annual base salary (the “Base Salary”) of not less than $850,000, payable in substantially equal installments at such intervals as may be determined by the Company in accordance with its ordinary payroll practices as applicable to senior executives as established from time to time. The Base Salary shall be reviewed for increase by the Compensation Committee of the Board in good faith, based upon the Executive’s performance, not less often than annually. The Base Salary may be increased, but not decreased below its then current level, from time to time by the Board, and as so increased shall thereafter be the “Base Salary.”

(b) One-Time Payment. The Executive acknowledges receipt of a one-time payment equal to $865,000, paid in a single lump sum within two business days following the Effective Date, to induce the Executive to join the Company and to compensate the Executive for early termination of his prior business affairs.

(c) Sign-On Option Grant and 2009 Option Grants. On the Effective Date, the Executive was issued a one-time sign-on option grant of 6,500,000 nonqualified stock options (the “Options”) to purchase shares of the Company’s common stock at a price per share equal to the closing price of the Company’s common stock on the New York Stock Exchange on the Effective Date. The Options were granted under the form of stock option agreement attached hereto as Exhibit A. Notwithstanding anything to the contrary in the Incentive Plan or any stock option agreement thereunder, the following provisions of this Section 3(c) shall govern the terms of the Options (and all other outstanding options issued by the Company to the Executive to the extent specifically provided). Upon (i) a Change of Control of the Company, all outstanding Options shall become fully vested and exercisable immediately prior to such Change of Control, and (ii) termination of the Executive’s employment without Cause by the Company or by the Executive for Good Reason (in either case, other than in the context of a Change of Control of the Company), then an additional amount of outstanding Options granted by the Company to the Executive shall become vested and immediately exercisable as of the date of such termination in accordance with the provisions of the immediately following sentence. For each outstanding Option, such additional amount shall be equal to the number of Options that would vest on the next vesting tranche multiplied by a fraction where (1) the numerator is 12 plus the number of full and fractional months that had elapsed between the Option vesting date immediately prior to such termination and such termination date, and (2) the denominator is 12. Upon a non-renewal of this Agreement by the Company, the Executive shall vest pro rata in the next vesting tranche to the extent he continues to be employed by the Company beyond the expiration of the Term, such pro rata portion to be based on the full and fractional months that elapse from the day immediately after the expiration of the Term through his termination of employment with the Company. Upon a termination of the Executive’s employment by the Company without Cause or for non-renewal, or by the Executive for Good Reason, all outstanding options granted by the Company to the Executive (whether part of the Options or not) shall (to the extent vested) remain exercisable for at least 180 days after the termination, or until the end of the term of the option, if earlier. Upon a termination of the Executive’s employment by the Executive without Good Reason, all vested outstanding options granted by the Company to the Executive shall remain exercisable for at least 60 days after termination, or until the end of the term of the option, if earlier. In light of the dilution associated with the transactions contemplated by the Company’s First Lien Credit and Guaranty Agreement, Second Lien Credit and Guaranty Agreement and Third Lien Note Purchase Agreement, each dated as of October 19, 2008 (the “Financing Transactions”), the Company awarded to the Executive, as of September 1, 2009 and December 1, 2009, option grants for an aggregate of 2,000,000 nonqualified stock options (the “2009 Options”) to purchase shares of the Company’s common stock. The 2009 Options were granted under the form of stock option agreement attached hereto as Exhibit A. The parties hereto agree to discuss in good faith the award of additional Company equity to the Executive to address the dilution associated with the Financing Transactions. In the event the parties hereto are unable to resolve in good faith whether the proposed award of additional Company equity is proportional in light of such dilution, they agree to submit the issue to arbitration on an expedited basis in accordance with Section 12 of this Agreement for the arbitrator to make such determination.

(d) Annual Cash Bonus. Except as otherwise determined by the Compensation Committee of the Board in its sole discretion, the Executive shall not be entitled to any bonus for 2008 performance. For 2009 performance, the Executive shall be eligible to receive a lump sum performance-based bonus targeted at 75% of his Base Salary (the applicable percentage of his Base Salary being referred to herein as the “Bonus Target Percentage”) in accordance with the Company’s annual bonus program, as applicable to senior executives as in effect from time to time (the “Bonus Program”). For performance in 2010 and each fiscal year thereafter during the Term, the Executive shall be eligible to receive an annual lump sum performance-based bonus targeted at 100% of his Base Salary in accordance with the Bonus Program. The Bonus Target Percentage shall be reviewed for increase by the Compensation Committee of the Board in good faith not less often than annually. The Bonus Target Percentage may be increased, but not decreased below its then current level, from time to time by the Board, and as so increased shall thereafter be the “Bonus Target Percentage.” The amount, if any, of the Executive’s annual bonus shall be determined by the Board and should be paid in the calendar year following the calendar year for which it was earned prior to March 15th. The bonus shall be prorated for any year in which the Executive’s employment is terminated due to: (i) the Executive’s resignation for Good Reason; (ii) the Company’s termination of the Executive’s employment without Cause; (iii) the Executive’s death or disability (as defined in Section 4(c) below); or (iv) the Company’s delivery of a notice of non-renewal pursuant to Section 2 hereof. If the Executive’s employment with the Company is terminated by the Company for Cause or the Executive resigns from his employment other than for Good Reason prior to the end of the fiscal year for which the bonus is payable, the Executive shall not receive any portion of such bonus.

(e) Employee Benefit Plans. The Executive shall be entitled to participate in all employee welfare, pension, and fringe benefit plans, programs and arrangements of the Company, in accordance with their respective terms, as may be amended from time to time, and on a basis no less favorable than that made available to other senior executives of the Company.

(f) Expenses. The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by the Executive in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time. Permitted business expenses shall include first-class airplane travel for Company business trips. The reimbursement of all expenses under this Section 3(f) shall be subject to Section 4(d)(vii) of this Agreement.

(g) Vacation. The Executive shall be entitled to 20 days paid time off for each fiscal year during the Term. If the Executive does not use any portion of the allotted paid time off in any fiscal year, the Executive shall be entitled to add any and all unused paid time off to the paid time off permitted under this Agreement for the following fiscal year.

(h) Housing and Relocation Benefits. While the Executive is employed during the Term, and until such time, if any, as the Executive shall relocate to the New Jersey area, the Company shall pay, or reimburse the Executive for, the cost of housing (i.e., furnished housing, including utilities) for the Executive while the Executive is at the Company’s principal offices, to be paid, if reimbursed, to the Executive monthly in arrears subject to the submission of reasonable documentation. The Company shall gross up for tax purposes any income arising from such payment or reimbursement that is treated as nondeductible taxable income to the Executive so that the economic benefit is the same to the Executive as if such payment or benefits were provided on a non-taxable basis to the Executive. The Executive shall also be entitled to relocation benefits customarily made available to a chief executive officer. The payment or reimbursement of all expenses under this Section 3(h) shall be subject to Section 4(d)(vii) of this Agreement.

(i) Travel Benefits. While the Executive is employed during the Term, the Company shall promptly pay, or reimburse the Executive for, the Executive’s commercial air and car transport between his residence in Atlanta, Georgia and the Company’s principal offices. The Company shall also promptly pay, or reimburse the Executive for, the costs of his private air travel from and to the Company’s principal offices in Holmdel, New Jersey (subject to the submission of reasonable documentation) in (a) an annual amount up to a maximum of $250,000 in 2008 and $600,000 in 2009 and subsequent calendar years while employed during the Term, plus (b) an amount equal to the cost of commercial air travel for each trip (i.e., the cost of a first-class, fully refundable, direct flight booked one week prior to travel) while employed during the Term. The benefit described in the immediately preceding sentence shall cease if the Executive relocates to the New Jersey area. The Company shall gross up for tax purposes any income arising from such payment or reimbursement of commuting expenses that is treated as nondeductible taxable income to the Executive so that the economic benefit is the same to the Executive as if such payment or benefits were provided on a non-taxable basis to the Executive. If requested by the Company, the Executive will participate in agreements from time to time to reasonably allocate costs of such travel among himself and other employees who are passengers on such flights. The payment or reimbursement of all expenses under this Section 3(i) shall be subject to Section 4(d)(vii) of this Agreement.

(j) Legal Fees. Upon presentation of appropriate documentation, the Company shall pay the Executive’s reasonable counsel fees incurred in connection with the negotiation and documentation of this Agreement, up to a maximum of $15,000, and to the extent such amount is taxable to the Executive, the Company shall gross up for tax purposes any income arising from such fees so that the economic benefit is the same to the Executive as if such payment was provided on a non-taxable basis to the Executive. The reimbursement of all expenses under this Section 3(j) shall be subject to Section 4(d)(vii) of this Agreement.

(k) Other Benefits and Perquisites. The Executive shall be entitled to such other benefits and perquisites as may be available generally to other senior executives of the Company. The reimbursement of all expenses under this Section 3(k) shall be subject to Section 4(d)(vii) of this Agreement.

4. Termination of Employment.

(a) Termination for Cause; Resignation Without Good Reason.

(i) If the Company terminates the Executive’s employment for Cause, or if the Executive resigns from his employment hereunder other than for Good Reason, the Executive shall only be entitled to payment of any unpaid Base Salary through and including the date of termination or resignation, any unpaid expense reimbursement or tax gross ups, any accrued but unused vacation, any unpaid bonus for a completed fiscal year and any other amounts or benefits required to be paid under this Agreement through the date of termination or resignation, including but not limited to those under Sections 3(b), 3(f), 3(h), 3(i) and 3(j) hereof (in each case only to the extent earned or accrued prior to such date of termination or resignation), or provided by law or under any plan, program, policy or practice of the Company (the “Other Accrued Compensation and Benefits”). The Executive shall have no further right under this Agreement to receive any other compensation or benefits after such termination or resignation of employment.

(ii) For purposes of this Agreement, “Cause” shall mean: (A) any act or omission that constitutes a material breach by the Executive of his obligations under this Agreement; (B) the willful and continued failure or refusal of the Executive (not as a consequence of illness, accident or other incapacity) to perform the duties reasonably required of him hereunder; (C) the Executive’s conviction of, or plea of nolo contendere to, (x) any felony or (y) another willful crime involving dishonesty or moral turpitude or which reflects negatively upon the Company in a material manner or otherwise materially impairs or impedes its operations; (D) the Executive’s engaging in any willful misconduct, gross negligence or act of dishonesty with regard to the Company or his material duties, which conduct is injurious to the Company and its subsidiaries or affiliates (collectively, the “ Company Group”); (E) the Executive’s material breach of either a material written policy of the Company or, to the extent the Executive is aware of such rules or has been informed by the Company’s counsel, the relevant rules of any governmental or regulatory body applicable to the Company; or (F) the Executive’s refusal to follow the lawful directions of the Board; provided, however, that no event or condition described in clauses (A), (B), (E) or (F) shall constitute Cause unless (i) the Company first gives the Executive written notice of its intention to terminate his employment for Cause and the grounds for such termination, and (ii) such grounds for termination (if susceptible to correction) are not corrected by the Executive within 30 days of his receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Executive has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter).

(iii) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s prior written consent: (A) a failure by the Company to timely pay material compensation due and payable to the Executive in connection with his employment; (B) a material diminution in the Executive’s Base

Salary or Bonus Target Percentage; (C) a material diminution of the authority, duties or responsibilities of the Executive from those set forth in this Agreement, including without limitation, ceasing to be the chief executive officer of the Company (or its ultimate parent following a Change of Control) or the removal of the Executive from the Board by the Company (other than for Cause) or the failure to re-elect the Executive to serve on the Board; (D) the Company requiring the Executive to be based at any office or location more than 50 miles from the Holmdel, New Jersey area; or (E) a material breach by the Company of its obligations under this Agreement; provided, however, that no event or condition described in clauses (A) through (E) shall constitute Good Reason unless (x) the Executive gives the Company within 60 days of the occurrence of the Good Reason event, written notice of his intention to terminate his employment for Good Reason and the grounds for such termination, and (y) such grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Company has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter). Such termination for Good Reason by the Executive must occur within 120 days of the occurrence of the Good Reason event.

(b) Termination Without Cause; Resignation for Good Reason; Company Non-extension.

(i) If, prior to the expiration of the Term, the Executive’s employment is terminated by the Company without Cause, or if the Executive resigns from his employment hereunder for Good Reason, or if the Executive’s employment terminates due to non-extension by the Company pursuant to Section 2 hereof, the Company shall pay the Executive, subject to Section 4(d) below: (A) a pro rata portion of his bonus (if any) for the year in which the termination of employment occurs, which amount shall be payable in the calendar year following the calendar year of termination prior to March 15th; (B) an amount equal to the Executive’s Base Salary (at the rate in effect on the date the Executive’s employment is terminated) for a two-year period (provided that the period shall be one year in the event of the Executive’s termination of employment due to the Company’s non-extension of the Term pursuant to Section 2 hereof) following the Executive’s termination of employment as described in this Section 4(b), which amount shall be payable in lump sum 60 days following the separation from service, provided that subsections (iii) and (iv) below are complied with; and (C) the Other Accrued Compensation and Benefits. In addition to the foregoing, the Company shall pay up to a maximum amount of $50,000 for outplacement services for the Executive, such payment to be made to an agency selected by the Executive, based on the customary fees charged by nationally rated firms engaged in such services. The Executive shall have no further rights under this Agreement to receive any other compensation or benefits after such termination or resignation of employment.

(ii) If, prior to the expiration of the Term, the Executive’s employment is terminated by the Company without Cause, or if the Executive resigns from his employment hereunder for Good Reason, or if the Executive’s employment terminates due to non-extension by the Company pursuant to Section 2 hereof, the Company shall pay the Executive on a monthly basis the group medical, dental and vision continuation coverage premiums for the Executive and his dependents under COBRA in excess of the amount the Executive would have paid if he were an active employee for the COBRA continuation coverage period, provided that the Executive or his dependents are eligible and remain eligible for COBRA coverage; and provided, further, that in the event that the Executive receives group health coverage from another employer of him (in which event the Executive shall promptly notify the Company in writing), such continuation of coverage by the Company under this Section 4(b)(ii) shall immediately cease. For purposes of this Agreement, “COBRA” shall mean the requirements of (1) Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, and (2) Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”).

(iii) The Company shall not be required to make the payments and provide the benefits provided for under Sections 4(b)(i) (other than the Other Accrued Compensation and Benefits) and 4(b)(ii), unless the Executive executes and delivers to the Company a release in substantially the form attached hereto as Exhibit B, and the release has become effective and irrevocable in its entirety.

(iv) If, following a termination of employment without Cause or a resignation for Good Reason, the Executive materially breaches provisions of Sections 5 or 7 hereof, the Executive shall not be eligible, as of the date of such material breach, for the payments and benefits described in Sections 4(b)(i) and 4(b)(ii), and any and all obligations and agreements of the Company with respect to such payments shall thereupon cease (and the Company shall be entitled to recoup any and all such payments and benefits previously paid or awarded to the Executive), provided, however, that no event or condition described in Sections 5 or 7 shall constitute a breach unless (i) the Company first gives the Executive written notice of its intention to terminate his payments and benefits described in Sections 4(b)(i) and 4(b)(ii) and the grounds for such loss of eligibility for payments and benefits, and (ii) such grounds for termination of payments and benefits (if susceptible to correction) are not corrected by the Executive within 30 days of his receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the

Executive has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter).

(c) Termination Due to Death or Disability. The Executive’s employment with the Company shall terminate automatically on the Executive’s death. In the event of the Executive’s disability, the Company shall be entitled to terminate his employment. In the event of termination of the Executive’s employment by reason of the Executive’s death or disability, the Company shall pay to the Executive (or his estate, as applicable), subject to Section 4(d) below, (i) a pro rata portion of the Executive’s bonus (if any) for the year in which the termination of employment occurs, which amount shall be payable in the year following the year of termination of employment prior to March 15th; (ii) the Executive’s Base Salary through and including the date of termination; (iii) an amount equal to 12 months of the Executive’s Base Salary (at the rate in effect on the date the Executive’s employment is terminated), which amount shall be payable in a lump sum 60 days following the separation from service, provided that such amount shall be reduced (but in no event to an amount below zero) by the projected tax-adjusted amount of disability payments, excluding any supplemental disability benefits funded through employee contributions, to be received by the Executive during the six (6) month period following such separation; and (iv) the Other Accrued Compensation and Benefits. For purposes of this Agreement, “disability” means that the Executive has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment for 180 days in any one-year period. Notwithstanding the foregoing, in the event that as a result of absence because of mental or physical incapacity the Executive incurs a “separation from service” within the meaning of such term under Section 409A of the Code and the regulations and guidance issued thereunder (“Section 409A”), the Executive shall on such date automatically be terminated from employment as a disability termination.

(d) Payments Subject to Section 409A.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A or the Company independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any of the Company’s plans, programs or payroll practices would cause the Executive to incur any additional tax or interest under Section 409A, the Company shall in good faith discuss with the Executive any proposed modifications to such plans, programs or payroll practices that are reasonably necessary to comply with Section 409A.

(ii) Subject to this Section 4(d), payments or benefits under Sections 4(b) or 4(c) shall begin only upon the date the Executive incurs a “separation from service” within the meaning of such term under Section 409A. For purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” The provisions under this Section 4(d) shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under Sections 4(b) and 4(c), as applicable.

(iii) It is intended that each installment, if any, of the payments and benefits provided under Sections 4(b) and 4(c) shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(iv) Each installment of the payments and benefits due under Sections 4(b) or 4(c) that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15 th day of the third month following the end of the Executive’s tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

(v) If, as of the date of the “separation from service” of the Executive from the Company, the Executive is a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified herein as subject to this Section or is otherwise considered “deferred compensation” under Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and is payable upon the Executive’s separation from service, such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month-and-one-day period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”) and this Agreement and each such plan, program, payroll practice or equity grant shall hereby be deemed amended accordingly. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the prime rate as published in the Wall Street Journal on the first business day of the Delay Period (provided that any payment measured by a change in value that continues during the Delay Period shall not be credited with interest for the Delay Period), and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(vi) The determination of whether and when a separation from service of the Executive from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 4(d)(vi), “Company” shall include all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.

(vii) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All expenses or other reimbursements paid pursuant herewith that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred. Any tax gross-up shall be made no later than the end of the calendar year next following the calendar year in which the Executive remits the related tax.

(viii) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e) Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 22 of this Agreement. In the event of a termination by the Company for Cause, or resignation by the Executive for Good Reason, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the date of termination, which date shall not be more than 30 days after the giving of such notice. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder to the extent that such fact or circumstance is on the same asserted basis within the definition for the termination. In the event of a termination by the Company without Cause, or resignation by the Executive other than for Good Reason, the Notice of Termination shall specify the date of termination, which date shall not be less than 30 days after the giving of such notice.

(f) Resignation from Directorships and Officerships. The termination of the Executive’s employment for any reason shall constitute the Executive’s resignation from (i) any director, officer, or employee position the Executive has with members of the Company Group, and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

5. Confidentiality.

(a) Confidential Information. The Executive has entered into and is subject to the Company’s Employee Confidentiality and Innovations Agreement substantially in the form attached hereto as Exhibit C.

(b) Exclusive Property. The Executive confirms that all Confidential Information (as defined in the Employee Confidentiality and Innovations Agreement) is and shall remain the exclusive property of the Company Group. All business records, papers and documents kept or made by the Executive relating to the business of the Company Group shall be and remain the property of the Company Group. Upon the request and at the expense of the Company Group, the Executive shall promptly make all disclosures, execute all instruments and papers, and perform all acts reasonably necessary to vest and confirm in the Company Group, fully and completely, all rights created or contemplated by this Section 5(b). Notwithstanding the foregoing, the Executive shall maintain ownership and use of his rolodex and other address books.

6. Noncompetition. The Executive has entered into and is subject to the Company’s Non-Compete Agreement substantially in the form attached hereto as Exhibit D.

7. Non-Solicitation and Non-Hire. The Executive has agreed and now confirms that for a period commencing on the Effective Date and ending 12 months following the Executive’s termination of employment with the Company (the “Restricted Period”), other than in the good faith performance of his duties to the Company as chief executive officer, the Executive shall not, directly or indirectly: (a) interfere with or attempt to interfere with the relationship between any person who is, or was during the then-most recent 12-month period, an employee, officer, representative or agent of the Company Group, or solicit or induce or attempt to solicit or induce any of them to leave the employ of any member of the Company Group or violate the terms of their respective contracts, or any employment arrangements, with such entities; or (b) hire, recruit or attempt to hire any person who was employed by any member of the Company Group at any time during the then-most recent 12-month period; provided, that this clause (b) shall not apply to the recruitment or hiring of any individual whose employment with any member of the Company Group has been terminated for a period of six months or longer; or (c) induce or attempt to induce any customer, client, supplier, licensee or other business relation of any member of the Company Group to cease doing business with any member of the Company Group, or in any way interfere with the relationship between any member of the Company Group and any customer, client, supplier, licensee or other business relation of any member of the Company Group, provided the foregoing clause (c) shall not apply to consumers. Nothing in this Section 7 shall be violated by the Executive serving upon request as a reference, so long as he does not have a business relationship with the person to whom the reference is being given, and nothing in this Section 7 shall be violated by the Executive engaging in general advertising that is not specifically targeted at the persons referred to in clauses (a), (b) and (c) that have a relationship with a member of the Company Group. As used herein, the term “indirectly” shall include, without limitation, the Executive’s authorizing the use of the Executive’s name by any competitor of any member of the Company Group to induce or interfere with any employee or business relationship of any member of the Company Group.

8. Certain Remedies.

(a) Injunctive Relief. Without intending to limit the remedies available to either party hereto, including, but not limited to, those set forth in Section 12 hereof, each of the parties hereto agrees that a breach of any of the covenants contained in Sections 5, 6, 7 or 10 of this Agreement may result in material and irreparable injury to the other party for which there is no adequate remedy at law, that it shall not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any non-breaching party shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the breaching party from engaging in activities prohibited by the covenants contained in Sections 5, 6, 7 or 10 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the non-breaching party in lieu of, or prior to or pending determination in, any arbitration proceeding.

(b) Extension of Restricted Period. In addition to the remedies the Company may seek and obtain pursuant to Section 12 hereof, the Restricted Period may, in the court’s discretion, be extended by any and all periods during which the Executive shall be found by a court possessing personal jurisdiction over him to have been in violation of the covenants contained in Sections 5 through 7 of this Agreement.

9. Defense of Claims. The Executive agrees that, during the Term, and for a period of six months after termination of the Executive’s employment, upon request from the Company, the Executive shall cooperate with the Company in connection with any matters the Executive worked on during his employment with the Company and any related transitional matters. In addition, the Executive agrees to cooperate with the Company in the defense of any claims or actions that may be made by or against the Company Group, except if the Executive’s reasonable interests are adverse to the Company Group in such claim or action. The Company agrees to promptly reimburse the Executive for all of the Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with the Executive’s obligations under this Section 9.

10. Nondisparagement. Each of the Company and the Executive agrees during the term hereof and for one year thereafter not to make, directly or indirectly (with the intent to damage the other), any derogatory, negative or disparaging public statement about the other party hereto (or, as applicable, any other member of the Company Group, any current or former officers, directors, or employees thereof). Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit or restrict the Executive or the Company from, truthfully and in good faith: (i) disclosing that the Executive is no longer employed by the Company; (ii) making any disclosure of information required by law; (iii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; (iv) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (v) making statements (in the case of the Executive) in the good faith performance of his duties to the Company.

11. Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

12. Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in New Jersey in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Executive, or if such two individuals cannot promptly agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association. Notwithstanding anything to the contrary contained herein, the arbitrator shall allow for discovery sufficient to adequately arbitrate any claims, including access to essential documents and witnesses. The award of the arbitrator with respect to such dispute or controversy shall be in writing with sufficient explanation to allow for such meaningful judicial review as is permitted by law, and that such decision shall be enforceable in any court of competent jurisdiction and shall be binding on the parties hereto. The remedies available in arbitration shall be identical to those allowed at law. The arbitrator shall be entitled to award to the prevailing party in any arbitration or judicial action under this Agreement reasonable attorneys’ fees and any costs of the arbitration payable by such party, consistent with applicable law, provided that no such award shall be made against the Executive unless the arbitrator finds the Executive’s positions in such arbitration or dispute to have been frivolous or taken in bad faith.

13. Nonassignability; Binding Agreement.

(a) By the Executive. This Agreement and any and all of the Executive’s rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.

(b) By the Company. This Agreement and any and all of the Company’s rights, duties, obligations or interests hereunder shall not be assignable by the Company, except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets and then only if the Company’s obligations hereunder are assumed by the assignee.

(c) Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or permitted assigns of the Company, and the Executive’s heirs and the personal representatives of the Executive’s estate.

14. Withholding. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

15. Excise Tax.

(a) In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company, any of the Company’s affiliates, one or more trusts established by the Company for the benefit of its employees, or any other person or entity, to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right, phantom equity awards or similar right, or the lapse or termination of any restriction on the vesting or exercisability of any of the foregoing) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code by reason of being “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of Section 15(a) hereof, all determinations required to be made under this Section 15, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Company, and reasonably satisfactory to the Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the closing of the change in ownership or control of the Company, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 15, shall be paid by the Company to the Executive (or to the appropriate taxing authority on the Executive’s behalf) when due immediately prior to the date the Executive is required to make payment of any Excise Tax or other taxes. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and the Executive absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction; provided, however, that no such determination shall eliminate or reduce the Company’s obligation to provide any Gross-Up Payment that shall be due as a result of such contrary determination. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) the Executive is lower than the amount actually due (“Underpayment”). In the event that the Company exhausts its remedies pursuant to Section 15(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting

Firm shall determine the amount of the Underpayment that has occurred as promptly as possible and notify the Company and the Executive of such calculations, and any such Underpayment (including the Gross-Up Payment to the Executive) shall be promptly paid by the Company to or for the benefit of the Executive within five (5) business days after receipt of such determination and calculations.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall (i) give the Company any information which is in the Executive’s possession reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 15(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall pay the amount of such claim to the Executive, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income with respect to such payment (including the applicable Gross-Up Payment); provided, further, that if the Executive is required to extend the statute of limitations to enable the Company to contest such claim, the Executive may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. The reimbursement of expenses incurred by the Executive due to a tax contest or litigation addressing the existence or amount of an Excise Tax liability shall be reimbursed promptly, but in no event be made later than the end of the calendar year next following the calendar year in which the taxes that are subject of the contest or litigation are remitted to the taxing authority (or if no taxes are remitted as a result of such audit or litigation, the end of the calendar year next following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation). In addition, without extending the time of any obligation in this Section 15, any tax Gross-Up Payment shall be made no later than the end of the calendar year next following the calendar year in which the Executive remits the related tax.

(d) If, after the receipt by the Executive of an amount paid by the Company pursuant to this Section 15, the Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, the Executive shall promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). Notwithstanding the foregoing, in the event that the obligation to refund any amount shall be a violation of the Sarbanes-Oxley Act of 2002, such obligation to refund shall be null and void.

(e) To the extent that the applicable regulations under Code Section 280G permits a later recalculation by the Company, or requires a later recalculation, of whether the Payments are subject to the Excise Tax, the provisions of this Section 15 shall again be applied based upon such recalculation.

16. Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

17. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of New Jersey applicable to contracts executed in and to be performed in that State.

18. Survival of Certain Provisions. The rights and obligations set forth in Sections 3(c), 3(d), 4(a), 4(b), 4(c) and 4(d), Sections 5 through 12 and Section 15 hereof shall survive any termination or expiration of this Agreement.

19. Entire Agreement; Supersedes Previous Agreements. This Agreement, together with the (i) Employee Confidentiality and Innovations Agreement, (ii) Non-Compete Agreement, (iii) Options, (iv) 2009 Options and (v) Indemnification Agreement, dated as of July 29, 2008, between the Company and the Executive, each as amended from time to time, contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder. The parties hereto confirm that the Original Agreement is hereby terminated and is of no further force or effect.

20. Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

21. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

22. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

23 Main Street

Holmdel, N.J. 07733

Attention: Chief Legal Officer

To the Executive:

Marc P. Lefar

at the last address on record with the Company

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission, or (iii) if sent by courier or certified or registered U.S. mail, upon receipt.

23. Severability. In the event that any court having jurisdiction shall determine that any restrictive covenant or other provision contained in this Agreement shall be unreasonable or unenforceable in any respect, then such covenant or other provision shall be deemed limited to the extent that such other court deems it reasonable or enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such covenant or other provision wholly unenforceable, the remaining covenants and other provisions of this Agreement shall nevertheless remain in full force and effect.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

VONAGE HOLDINGS CORP.

By	/s/ Jeffrey A. Citron 11.6.2009
Name:	Jeffrey A. Citron
Title:	Chairman of the Board

ACCEPTED AND AGREED:

/s/ Marc P. Lefar
Marc P. Lefar

Date:	11/4/09

Exhibit A

Form of Non-Qualified Stock Option Agreement

Exhibit A

Exhibit A

VONAGE HOLDINGS CORP.

2006 INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

“Participant”:

“Date of Award”:

This Agreement, effective as of the Date of Award set forth above, represents the grant of Nonqualified Stock Options by Vonage Holdings Corp., a Delaware corporation (the ”Company”), to the Participant named above, pursuant to the provisions of the Vonage Holdings Corp. 2006 Incentive Plan (the ”Plan”). Capitalized terms have the meanings ascribed to them under the Plan, unless specifically set forth herein.

The parties hereto agree as follows:

1.	Grant of Options

The Company hereby grants to the Participant Nonqualified Stock Options to purchase Shares in the manner and subject to the terms and conditions of the Plan and this Agreement as follows:

(a) Number of Shares Covered by the Options:

(b) “Option Price”: $             per Share

(c) “Option Term”: The Options have been granted for a period of ten years, ending on the tenth anniversary of the Date of Award.

2.	Vesting of Options

(a) Except as otherwise provided in this Section 2, the Options vest and become exercisable as to 1/4th of the Shares on the calendar day before each of the first, second, third and fourth anniversaries of the Date of the Award.

(b) To the extent not previously vested in accordance with this Section 2, in the event of a Change of Control (which, for purposes of this Agreement, shall have the meaning set forth in Section 2 (or any successor section thereto) of that certain Employment Agreement, dated as of July [_], 2008, between the Company and the Participant, as such agreement may be amended from time to time (the “Employment Agreement”)), the Options will fully vest and become exercisable immediately prior to such Change of Control.

(c) To the extent not previously vested in accordance with this Section 2, in the event that the Participant’s employment is terminated by the Company without Cause or by the Participant for Good Reason, the Options will (i) vest and become exercisable in accordance with Section 3(c) (or any successor section thereto) of the Employment Agreement and (ii) remain exercisable until they terminate in accordance with Section 4 below.

(d) To the extent not previously vested in accordance with this Section 2, in the event that the Employment Agreement is not renewed by the Company in accordance with Section 2 (or any successor section thereto) of the Employment Agreement, and the Participant continues to be employed by the Company beyond the expiration of the Term (as defined in the Employment Agreement), the Options will (i) vest and become exercisable in accordance with Section 3(c) (or any successor section thereto) of the Employment Agreement and (ii) remain exercisable until they terminate in accordance with Section 4 below.

(e) To the extent not previously vested in accordance with this Section 2, in the event of the Participant’s death, the Options will (i) vest and become exercisable as of the date thereof as to one-half the number of unvested Shares covered thereby and (ii) remain exercisable until they terminate in accordance with Section 4 below.

(f) To the extent not previously vested in accordance with this Section 2, in the event of the Participant’s disability, the Options will (i) vest and become exercisable as of the date thereof as to one-half the number of unvested Shares covered thereby and (ii) remain exercisable until they terminate in accordance with Section 4 below.

(g) Notwithstanding anything to the contrary herein, if the Participant’s employment with the Company is terminated by the Company with Cause, the Options will terminate immediately and be of no force or effect.

(h) To the extent vested in accordance with this Section 2, the Options will remain exercisable until they terminate in accordance with Section 4 below.

(i) For purposes of this Section 2, the terms “Cause,” “Good Reason” and “disability” shall have the respective meanings ascribed to them in the Employment Agreement.

3.	Exercise of Options

The Options may be exercised by any means specified in Section 7(d) of the Plan, as well as by a broker cashless exercise procedure, all of which the Committee hereby approves.

4.	Termination of Options

To the extent vested in accordance with Section 2 above, the Options will terminate, and be of no force or effect, upon the earlier of:

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(a) the date of termination of the Participant’s employment if such termination is for Cause, the first anniversary of such date if the Participant’s employment terminates for a reason as set forth in Sections 2(e) or 2(f) above, 60 days following such date if such termination is due to the Participant’s resignation without Good Reason, or 180 days following such date if such termination is for any other reason; and

(b) the expiration of the Option Term.

5.	Rights as Stockholder

The Participant shall have no rights as a stockholder of the Company with respect to the Shares covered by the Options until such time as the Option Price has been paid and the Shares have been issued and delivered to the Participant.

6.	Transferability

Unless permitted by the Committee in accordance with the terms of the Plan, the Options may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and, during the Participant’s lifetime, may be exercised only by the Participant or in the event of the Participant’s legal incapacity, the Participant’s legal guardian or representative.

7.	Miscellaneous

(a) This Agreement and the rights of the Participant hereunder are subject to the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement.

(b) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required or, the Committee determines are advisable. The Participant agrees to take all steps the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising his rights under this Agreement. The Committee shall have the right to impose such restrictions on any Shares acquired pursuant to the exercise of the Option as it deems necessary or advisable under applicable federal securities laws, the rules and regulations of any stock exchange or market upon which Shares are then listed or traded, and/or any blue sky or state securities laws applicable to Shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

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(c) The Options are intended not to provide for a “deferral of compensation” within the meaning of Section 409A of the Code. Notwithstanding the forgoing or any provision of the Plan or this Agreement, if any provision of this Agreement or the Plan contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision in order to comply with the requirements of Section 409A of the Code or to satisfy the conditions of any exception therefrom, or otherwise to avoid the imposition of the additional income tax and interest under Section 409A of the Code, while maintaining, to the maximum extent practicable, the original intent and economic benefit to the Participant, without materially increasing the cost to the Company, of the applicable provision.

(d) Delivery of the Shares underlying the Options upon exercise will be subject to the Participant satisfying all applicable federal, state, local and foreign taxes. The Company shall have authority to deduct or withhold from all amounts payable to the Participant in connection with the Options, or require the Participant to remit to the Company, an amount sufficient to satisfy any applicable taxes required by law. The Participant shall have the right to cover the minimum statutory withholding by directing the Company to withhold Shares that would otherwise be received by him, by utilization of a cashless broker transaction or by any other means permitted by Section 18 of the Plan.

(e) To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the Date of Award.

VONAGE HOLDINGS CORP.

By:
Name:
Title:

Participant

4

Exhibit B

Form of Confidential Separation Agreement and General Release

Exhibit B

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This CONFIDENTIAL SEPARATION AGREEMENT and GENERAL RELEASE (hereinafter referred to as this “Agreement”) is made and entered into by and between Marc P. Lefar (“Executive”) and Vonage Holdings Corp. (defined herein to include its affiliates, subsidiaries, predecessors and successors and hereinafter referred to as “Vonage” or “the Company”), effective as of [            ] (the “Effective Date”). Executive and Vonage are hereafter referred to as the “Parties.”

WHEREAS, Executive was employed by Vonage as its Chief Executive Officer;

WHEREAS, Executive and Vonage entered into an Employment Agreement, dated as of July 29, 2008 (the “Employment Agreement”);

WHEREAS, [description of nature of termination];

WHEREAS, Vonage and Executive have read this Agreement and have had the opportunity to review it with their respective legal counsel; and

WHEREAS, Vonage and Executive desire to resolve any and all issues and claims between them, including without limitation Executive’s employment and his separation therefrom, as well as any and all issues and claims arising from or relating to the Employment Agreement, and to reach an amicable accord and settlement concerning their future relationship.

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

1. Separation and Post-Employment Benefits. Executive ceased performing duties for Vonage on [            ] (the “Termination Date”), and Executive’s services on any and all boards of directors, boards of trustees and executive and/or management committees of Vonage of which he was a member ended on such date. The terms of Executive’s separation from Vonage are now being agreed to, as described herein.

2. Salary. Executive agrees that Vonage has no obligation to make, and will not make, any additional salary payments to Executive that have not already been paid, except for any and all earned, accrued or owed amounts, but not yet paid, to which Executive is entitled up to and including the Termination Date, including any unpaid expense reimbursement or tax gross ups, any accrued but unused vacation and any other amounts or benefits required to be paid under the Employment Agreement or provided by law or under any plan, program, policy or practice of Vonage (“Other Accrued Compensation and Benefits”), payable in a lump sum within five (5) days after the revocation period described in Paragraph 18(d) below. Any further entitlement that Executive may have to compensation shall be governed by the terms of this Agreement.

3. Non-Admission. It is specifically understood and agreed that this Agreement does not constitute and is not to be construed as an admission or evidence of (a) any violation by Vonage or Executive, of any federal, state or municipal law, statute or regulation, or principle of common law or equity, (b) the commission by Executive or Vonage of any other actionable wrong, or (c) any wrongdoing of any kind whatsoever on the part of Executive or Vonage, and shall not be offered, argued or used for that purpose.

4. General Release.

(a) In exchange for the consideration provided in this Agreement, and as a material inducement for both Parties entering into this Agreement, Executive for himself, his heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter collectively referred to for purposes of this Paragraph 4 as “Executive”) hereby irrevocably and unconditionally waives, releases and forever discharges Vonage and its past, present and future affiliates and related entities, parent and subsidiary corporations, divisions, shareholders, predecessors, future officers, directors, trustees, fiduciaries, administrators, executives, agents, representatives, successors and assigns (hereinafter collectively referred to for purposes of this Paragraph 4 as “Vonage”) for any and all waivable claims, charges, demands, sums of money, actions, rights, promises, agreements, causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, whether known or unknown, existing or contingent, suspected or unsuspected, apparent or concealed, foreign or domestic (hereinafter collectively referred to as “claims”) which he has now or in the future may claim to have against Vonage based upon or arising out of any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred prior to the Effective Date in any way whatsoever relating to or arising out of Executive’s employment with Vonage. Such claims include, but are not limited to, claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the Equal Pay Act of 1963, 29 U.S.C. § 206(d); Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1681 et seq.; the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq.; any other federal, state or local statutory laws including, but not limited to, the New Jersey Law Against Discrimination, the Conscientious Employee Protection Act, the New Jersey Wage Payment Law, the New Jersey Family Leave Act, all as amended; the common law of the State of New Jersey; any claim under any local ordinance, including, but not limited to, any ordinance addressing fair employment practices; any common law claims, including but not limited to actions in tort, defamation and breach of contract; any claim or damage arising out of Executive’s employment with or separation from Vonage (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; and any and all claims for counsel fees and costs.

(b) To the fullest extent permitted by law, and subject to the provisions of Paragraphs 4(d) and 4(e) below, Executive represents and affirms that he has not filed or caused to be filed on his behalf any claim for relief against Vonage or any releasee and, to the best of his knowledge and belief, no outstanding claims for relief have been filed or asserted against Vonage or any releasee on his behalf.

(c) In waiving and releasing any and all waivable claims whether or not now known, Executive understands that this means that, if he later discovers facts different from or in addition to those facts currently known by him, or believed by him to be true, the waivers and releases of this Agreement will remain effective in all respects — despite such different or additional facts and his later discovery of such facts, even if he would not have agreed to this Agreement if he had prior knowledge of such facts.

(d) Nothing in this Paragraph, or elsewhere in this Agreement, prevents or prohibits Executive from filing a claim with a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government. However, Executive understands that, because Executive is waiving and releasing, among other things, any and all claims for monetary damages and any other form of personal relief (per Paragraph 4(a) above), Executive may only seek and receive non-monetary forms of relief through any such claim.

(e) Nothing in this Paragraph, or elsewhere in this Agreement, is intended as, or shall be deemed or operate as, a release by Executive of his rights under the Parties’ Indemnification Agreement, dated as of July 29, 2008, as amended from time to time (the “Indemnification Agreement”), or any other rights to indemnification relating to his performance of services as an officer and/or director of Vonage, including but not limited to those rights to indemnification set forth in Vonage’s Certificate of Incorporation as in effect on the date hereof (the “Certificate of Incorporation”). Notwithstanding the foregoing, the provisions of this Paragraph 4(e) are intended as recitals only and are not intended to provide Executive with any additional contractual rights beyond those contained in the Indemnification Agreement or the Certificate of Incorporation. Furthermore, nothing herein shall affect Executive’s rights to Other Accrued Compensation and Benefits in accordance with the terms of this Agreement or as provided in Section 6 hereof.

5. Consideration and Post-Employment Benefits.

(a) Vonage, for and in consideration of the undertakings of Executive set forth herein and pursuant to Paragraph 4(b)(i) of the Employment Agreement, and intending to be legally bound, and provided that Executive does not revoke this Agreement pursuant to Paragraph 18(d) below, agrees that Vonage will pay or provide the following to Executive, subject to Section 4(d) of the Employment Agreement: (1) a pro rata portion of his bonus, if any, for [the year in which the termination of employment occurs], which amount shall be payable in [the calendar year following the calendar year of termination] prior to March 15th; (2) $[            ], which represents an amount equal to Executive’s base salary (at the rate in effect on the Termination Date) for a [two-year/one-year] period following the Termination Date, which amount shall be payable in lump sum 60 days following the separation from service; (3) to the extent Executive is entitled to the Additional Bonus (as defined in the Employment Agreement), the Additional Bonus, which amount shall be payable in accordance with the provisions of Section 3(l) of the Employment Agreement, and (4) at the request of Executive, an amount not exceeding $50,000 for outplacement services for Executive, such payment to be made to an agency selected by Executive, based on the customary fees charged by nationally rated firms engaged in such services. Any payment for the outplacement services addressed in clause (4) will be paid by [December 31 of the year following cessation of such outplacement services]. All payments are subject to applicable tax withholding. Executive shall be solely responsible for all taxes on the payments under this Agreement. Additionally, Vonage shall pay to Executive on a monthly basis the group medical, dental and vision continuation coverage premiums for Executive and his dependents under COBRA in excess of the amount Executive would have paid if he were an active employee for the COBRA continuation coverage period, provided that Executive or his dependents are eligible and remain eligible for COBRA coverage; and provided, further, that in the event that Executive receives group health coverage from another employer of him (in which event, Executive shall promptly notify Vonage in writing), such continuation of coverage by Vonage hereunder shall immediately cease. For purposes of this Agreement, “COBRA” shall mean the requirements of (1) Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, and (2) Section 4980B of the Internal Revenue Code of 1986, as amended.

(b) Notwithstanding anything to the contrary herein, if Executive materially breaches provisions of Vonage’s Employee Confidentiality and Innovations Agreement, dated as of July 29, 2008 (the “Confidentiality Agreement”), or Section 7 of the Employment Agreement, Executive shall not be eligible, as of the date of such material breach, for the payments and benefits described in Paragraph 5(a) above, and any and all obligations and agreements of Vonage with respect to such payments shall thereupon cease (and Vonage shall be entitled to recoup any and all such payments and benefits previously paid or awarded to Executive), provided, however, that no event or condition described in the Confidentiality Agreement or Section 7 of the Employment Agreement shall constitute a breach unless (i) Vonage first gives Executive written notice of its intention to terminate his payments and benefits described in Paragraph 5(a) above and the grounds for such loss of eligibility for payments and benefits, and (ii) such grounds for termination of payments and benefits (if susceptible to correction) are not corrected by Executive within 30 days of his receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, Executive has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter).

(c) In accordance with the provisions of Section 3(c) of the Employment Agreement and the Parties’ Nonqualified Stock Option Agreement dated as of July 29, 2008 [describe any other equity agreements between Vonage and Executive](collectively, the “Equity Agreement”), the Parties agree that [describe Executive’s equity] are vested with respect to [            ] shares of Vonage’s Common Stock (the “Vested Equity”), and that any options underlying such Vested Equity are immediately exercisable and shall remain exercisable until [            ]. Other than the Vested Equity, all equity awarded by Vonage to Executive has terminated and is of no further force or effect.

6. Prior Agreements. This Agreement supersedes all prior agreements entered into by Vonage and Executive, except for the following: (1) Sections 3(c), 3(d), 3(l) and 4(d), Sections 5 through 12 and Section 15 of the Employment Agreement, which terms survive the termination of the Employment Agreement pursuant to Section 18 thereof, (2) the Parties’ Non-Compete Agreement dated as of July 29, 2008, (3) the Confidentiality Agreement, (4) the Equity Agreement and (5) the Indemnification Agreement. [List other appropriate agreements between Vonage and Executive.]

7. Resignation from Directorships and Officerships. Pursuant to Paragraph 4(f) of the Employment Agreement, Executive affirms that his notice of resignation submitted on [            ] constitutes his immediate resignation from (i) any director, officer or employee position that Executive has with Vonage, and (ii) all fiduciary positions (including as a trustee) Executive holds with respect to any employee benefit plans or trusts established by Vonage.

8. Confidentiality of Agreement. Executive agrees to keep secret and strictly confidential the terms of this Agreement (except to the extent this Agreement is publicly filed) and further represents and warrants that he will not disclose, make known, discuss or relay any information concerning this Agreement, or any of the discussions leading up to this Agreement, to anyone (other than members of his immediate family, accountants or attorneys who have first agreed to keep said information confidential and to not disclose it to others), and that he has not done so. The foregoing shall not prohibit or restrict such disclosure as required by law or in connection with Vonage’s filings with the Securities and Exchange Commission or any other governmental or regulatory body or as may be necessary for the prosecution or defense of claims relating to the performance or enforcement of this Agreement or prohibit or restrict Executive (or Executive’s attorney) or Vonage from responding to any such inquiry about this settlement or its underlying facts and circumstances by the Securities and Exchange Commission, the New York Stock Exchange, any other self-regulatory organization, or in response to a duly served and effective subpoena or discovery request in the course of any litigation. Prior to making any disclosure other than to his immediate family, accountants or attorneys, Executive shall provide Vonage with as much notice as practicable that he has been requested or compelled to make disclosure and shall cooperate with Vonage to maintain the confidentiality of this Agreement to the fullest extent possible.

9. Return of Property and Documents. Executive represents and warrants that he has returned, or will immediately return, to Vonage all Vonage property (including, without limitation, any and all computers, BlackBerries, identification cards, card key passes, corporate credit cards, corporate phone cards, files, memoranda, keys and software) in Executive’s possession and that he has not, and will not, retain any duplicates or reproductions of such items. Executive further represents and warrants that he has delivered to Vonage all copies of any Confidential Information (as defined in the Confidentiality Agreement) in his possession or control and has destroyed all copies of any analyses, compilations, studies or other documents in his possession that contain any Confidential Information. Notwithstanding the foregoing, Executive shall maintain ownership and use of his rolodex and other address books, and Vonage agrees to cooperate with Executive in the transfer to Executive of cell phone and BlackBerry numbers used by Executive if such numbers are registered in Vonage’s name.

10. Notices. All notices, requests, demands and other communications hereunder to Vonage shall be in writing and shall be delivered, either by hand, by facsimile, by overnight courier or by certified mail, return receipt requested, duly addressed as indicated below or to such changed address as Vonage may subsequently designate:

Vonage Holdings Corp.

23 Main Street

Holmdel, New Jersey 07733

Attention: Office of Chief Legal Officer

Any such notice, request, demand or other communication to Vonage delivered in the manner specified above shall be deemed duly given only upon receipt by Vonage.

All notices, requests, demands and other communications hereunder to Executive shall be in writing and shall be delivered, either by hand, by facsimile, by overnight courier, or by certified mail, return receipt requested, duly addressed as indicated below or to such changed address as Executive may subsequently designate:

Marc P. Lefar

at the last address on record with Vonage

Any such notice, request, demand or other communication to Executive delivered in the manner specified above shall be deemed duly given only upon receipt by Executive.

11. Severability. If, at any time after the Effective Date, any provision of this Agreement shall be held by any court of competent jurisdiction or arbitrator to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement, provided, however, that upon finding that Paragraph 4(a) is illegal and/or unenforceable, Vonage shall be released from any obligation to make any payment pursuant to Paragraph 5 of this Agreement, and Executive shall repay to Vonage any and all amounts already received pursuant to Paragraph 5.

12. Choice of Law; Arbitration. The terms of this Agreement and all rights and obligations of the Parties, including its enforcement, shall be interpreted and governed by the laws of the State of New Jersey, without regard to conflicts of law principles. Pursuant to Section 12 of the Employment Agreement, which is incorporated by operation thereof and reference herein, any disputes arising out of this Agreement and which are mandatorily arbitrable shall be settled exclusively by arbitration before the American Arbitration Association at a location in New Jersey.

13. Injunctive Relief. Notwithstanding the limited agreement to arbitrate set forth in Paragraph 12 of this Agreement, any claim alleging breach of the non-disparagement obligations under Section 10 of the Employment Agreement or alleging breach of Paragraph 8 of this Agreement may be brought in any federal or state court of competent jurisdiction in the State of New Jersey, where the parties consent to jurisdiction and agree not to argue that it is an inconvenient forum for resolution of the claim. A material breach of Section 10 of the Employment Agreement or Paragraph 8 of this Agreement shall be considered to be irreparable harm, where no adequate remedy at law would be available in respect thereof. The Parties agree that neither Party will have any obligation to post a bond to obtain said injunctive relief.

14. Modification of Agreement. No provision of this Agreement may be modified, altered, waived or discharged unless such modification, alteration, waiver or discharge is agreed to in writing and signed by the Parties hereto. No waiver by either Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15. Withholding. Vonage may withhold from amounts payable or benefits provided under this Agreement any and all federal, state and local taxes that are required to be withheld and reported by any applicable laws and regulations. Vonage may also withhold and report any amounts necessary pursuant to the benefit plans, policies or arrangements of Vonage or otherwise, in accordance with any applicable Vonage policies, laws and/or regulations.

16. Entire Agreement; Headings. Other than as set forth in Paragraph 6 hereof, this Agreement sets forth the entire agreement between the Parties hereto and any and all prior and contemporaneous agreements, discussions or understandings between the Parties pertaining to the subject matter hereof, including relating to severance payments or compensation, have been and are merged into and superseded by this Agreement. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

17. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

18. EXECUTIVE ACKNOWLEDGES AND WARRANTS THAT:

(a) he has read the terms of this Agreement and that he understands its terms and effects, including the fact that he has agreed to release and forever discharge Vonage or any releasee from any legal action arising out of his employment relationship with Vonage, the terms and conditions of that employment relationship, and the termination of that employment relationship;

(b) he has signed this Agreement voluntarily and knowingly in exchange for the consideration described and referenced herein, which he acknowledges as adequate and satisfactory to him;

(c) he has been informed that he has the right to consider this Agreement for a period of twenty-one (21) days from receipt prior to entering into this Agreement and he has signed on the date indicated below after concluding that this Agreement is satisfactory;

(d) he has been informed that he has the right to revoke this Agreement for a period of seven (7) days following his execution of this Agreement by giving written notice to Vonage to the attention of Office of Chief Legal Officer, Vonage Holdings Corp., 23 Main Street, Holmdel, New Jersey 07733. This Agreement shall not be effective or enforceable until Executive’s right to revoke this Agreement has lapsed;

(e) he has been and is hereby advised in writing by Vonage to consult with an attorney prior to signing this Agreement and he has consulted with his attorney and fully discussed and reviewed the terms of this Agreement with his attorney;

(f) neither Vonage, nor any of its agents, representatives or attorneys have made any representations to Executive concerning the terms or effects of this Agreement other than those contained and referenced herein; and

(g) this Agreement shall be governed, interpreted and enforced by and under the laws of the State of New Jersey, without regard to choice of law principles.

VONAGE HOLDINGS CORP.

By:		By:
MARC P. LEFAR

Dated:		Dated:

Exhibit C

Form of Employee Confidentiality and Innovations Agreement

Exhibit C

Execution Copy

Employee Confidentiality and Innovations Agreement

In consideration of my employment with Vonage Holdings Corp. (“Vonage”) (if such employment has not yet commenced) or my continued employment with Vonage, as the case may be, I agree to be bound by the terms of this Employee Confidentiality and Innovations Agreement (this “Agreement.”). I understand that as a result of my employment with Vonage (“Employment”), I may have access to information of a confidential nature about Vonage’s business, through the delivery of documents and permitted visits to Vonage’s premises. I understand that Vonage needs to maintain the confidentiality of that information, and I agree, as set forth below, to treat such information confidentially.

In addition, I understand and agree that if I develop Innovations (as defined in this Agreement) as a result of or in connection with my Employment, Vonage will have rights in those Innovations as set forth in this Agreement.

Terms of Agreement

A.	Confidential Information

1.	“Confidential Information” means all information, whether written or oral, tangible or intangible, and including trade secrets and data of whatever nature, disclosed by Vonage or any of its representatives or agents, whether before or after the date of this Agreement, or which may otherwise be made available or become known to me, which is either expressly designated by Vonage as being confidential or is disclosed under circumstances that should reasonably indicate to me that the disclosed information ought to be treated as confidential. “Confidential Information” shall not include information which

(i)	becomes or has been generally available to the public other than as a result of disclosure by me in violation of this Agreement,

(ii)	was in my possession from a third-party source prior to its disclosure by Vonage or its representatives,

(iii)	becomes available to myself from a third-party source other than Vonage or its representatives, or

(iv)	is independently developed by myself without use of any of the Confidential Information. The burden of establishing the availability of the foregoing exceptions shall be on myself;

provided, however, that in (ii) and (iii) above the third-party source obtained the information without violation of the rights of Vonage and all restrictions on use or disclosure of such information from that third-party source are observed by myself.

2.	I agree to use Confidential Information only for purposes directly related to my Employment. Without prior written consent of Vonage, I agree not to disclose any Confidential Information in any manner whatsoever, in whole or in part.

3.	If I am requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose Confidential Information supplied to it, I shall promptly notify Vonage of such request(s). If, in the opinion of my legal counsel, I am compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, I may do so without liability under this Agreement, provided I make reasonable efforts to have my disclosure limited to the narrowest scope practicable under the circumstances, including cooperation in any request for a protective order and seeking to have any proceedings held in camera, with a sealed record.

4.	Upon termination of my Employment for any reason, I shall, upon request, promptly deliver to Vonage all copies of any Confidential Information in my possession or control and shall destroy all copies of any analyses, compilations, studies or other documents in my possession that contain any Confidential Information.

B.	Innovations

1.	“Innovations” means discoveries, developments, concepts and ideas, whether or not protectable under law, relating to Vonage’s present and prospective business activities, the name and extent of those business activities being known to me by reason of my Employment, such as (but not limited to) inventions, know-how, discoveries, improvements, original works of authorship, designs, software, source code, object code, programs, formulas, processes, developments, trade secrets, trademarks, copyrights, service marks, logos and related proprietary information and materials, whether patentable, copyrightable, subject to trademark registration, or not, and all drafts, proposals, sketches, revisions and demonstration and “beta” versions thereof, written, created, developed or produced or to be written, created, developed or produced.

2.	In consideration of my Employment, I acknowledge and agree that all Innovations created by me (either working alone or as part of a group)

(i)	during the term of my Employment, and

(ii)

within six months after the end of the term if they (a) were made using equipment, supplies, facilities or trade secret information of Vonage, or (b) were developed at least in part on Vonage’s time, or (c) relate either to Vonage’s present or prospective business activities known to me when the Innovation was conceived, or (d) result from any work that I perform in the course of my employment, shall be the property of Vonage, free of any reserved or other rights of any kind on my part. To achieve that result:

(i)	I hereby permanently, irrevocably, exclusively and absolutely assign to Vonage all right, title and interest in and to all Innovations and all right, title and interest in and to all patents, domain names, trade secrets, trademarks and other intellectual property derived therefrom, effective when each Innovation first becomes capable of being so assigned, transferred or vested;

(ii)	I agree to deliver all Innovations to Vonage no later than the end of the term of my Employment, unless Vonage requests otherwise;

(iii)	As to any Innovation that is a copyrightable work, I agree that such Innovation constitutes and shall constitute a work made-for-hire as defined in the United States Copyright Act of 1976; that Vonage is and shall be the author of said work made-for hire and the owner of all rights in and to such Innovation throughout the universe, in perpetuity and in all languages, for all now known or hereafter existing uses, media and forms, including, without limitation, the copyrights therein and thereto throughout the universe for the initial term and any and all extensions and renewals thereof; and that Vonage shall have the right to make such changes therein and such uses thereof as it may deem necessary or desirable. To the extent that such copyrightable Innovation is not recognized as a work-made-for-hire, I hereby permanently, irrevocably, exclusively and absolutely assign, transfer and convey to Vonage, without reservation, all of my right, title and interest throughout the universe in perpetuity in such Innovation, including, without limitation, all rights of copyright and copyright renewal in such Innovation or any part thereof; and

(iv)	I hereby waive all rights of “droit moral” or “moral rights of authors” or any similar rights or principles of law which I may now or later have in the Innovations. I warrant and represent that I have the right to execute this certificate, that each Innovation is and shall be new and original with me and not an imitation or copy of any other material, and that to the best of my knowledge, each of the Innovations does not and shall not violate or infringe upon any common law or statutory right of any party including, without limitation, contractual rights, copyrights, trademarks, patents, service marks and rights of privacy, publicity, or any other right of any person or entity and is not the subject of any litigation or claim that might give rise to litigation.

3.	I agree to execute such further documents and do such other act as may be reasonably required by Vonage or its successors, licensees, or assignees to evidence or effectuate Vonage’s rights under this Agreement. Vonage’s rights in the Innovations may be assigned, licensed, or otherwise transferred.

4.	I hereby irrevocably constitute and appoint Vonage with full power of substitution, to be my true and lawful attorney to execute, acknowledge, swear and file all instruments and documents, and to take any action which shall be deemed necessary, appropriate or desirable to perfect its rights in any Innovation created by me (working alone or as part of a group). This appointment shall be deemed to be coupled with an interest and shall be irrevocable and survive my death, disability or bankruptcy.

5.	Except as the context otherwise requires, “Vonage” also includes all Affiliates of Vonage. “Affiliate” means any person that directly or indirectly, controls, is controlled by, or is under common control with Vonage.

6.	This Agreement shall be construed under and governed by the laws of the State of New Jersey applicable to contracts executed and wholly performed in that state. This Agreement constitutes the entire agreement of the parties with respect to its subject matter and may not be amended or modified except by a written instrument executed by each of the patties. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

7.	This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which shall constitute one and the same instrument. This Agreement shall become effective when signed by each of the parties on any counterpart, whether or not all of the parties have signed any one counterpart.

Execution

MY SIGNATURE below SIGNIFIES THAT I have COMPLETELY READ, and FULLY UNDERSTAND and AGREE to this CONFIDENTIALITY AND INVENTIONS AGREEMENT.

Applicant Print Name	Home Address of Applicant

Signature of Applicant	Date

Vonage Signature	Date

Exhibit D

Form of Non-Compete Agreement

Exhibit D

Execution Copy

NON-COMPETE AGREEMENT

AGREEMENT, dated this 29th day of July, 2008, by and between Vonage Holdings Corp. and its subsidiaries, a Delaware corporation with principal executive offices at 23 Main Street, Holmdel, New Jersey 07733 (“Vonage”), and Marc P. Lefar (“Employee”).

In consideration of Employee’s employment with Vonage or continued employment with Vonage, as the case may be, Employee agrees to be bound by the terms of this Non-Compete Agreement (“Agreement”) as follows:

1.	Restriction on Competition. During the period of Employee’s employment with Vonage and for a period of twelve (12) months thereafter, Employee will not provide services to the portion of any entity that sells and markets residential/home broadband connectivity or broadband voice service (a “Competitive Entity”) as an employee thereof or as a direct individual consultant thereto (or through an entity specifically formed for the purpose of evading the limitations hereof) anywhere within the “Territory,” that term meaning within the United States and Canada in those States and provinces (or States and provinces contiguous thereto) in which Vonage conducts or is substantially prepared to conduct its business on the date of Employee’s employment termination. Nothing contained in this Section 1 shall be deemed to prohibit Employee from acquiring or holding, solely for investment, publicly traded securities of a Competitive Entity, provided such securities do not, in the aggregate, constitute more than five percent (5%) of any class or series of outstanding securities of such Competitive Entity.

2.	Specific Remedies. If Employee commits a breach of any of the provisions of Section 1, Vonage shall have the right to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to Vonage and that money damages will not provide an adequate remedy.

3.	Independence, Severability and Non-Exclusivity. The right enumerated in Section 2 shall be in addition to and not in lieu of any other rights and remedies available to Vonage at law or in equity. If any of the covenants contained in Section 1 (“Covenants”) or any part of any of them, is found by a court of competent jurisdiction to be invalid or unenforceable, this shall not affect the remainder, or rights or remedies under this Agreement, which shall be given full effect without regard to the invalid portions. The parties intend to and do hereby confer jurisdiction on courts located within the geographical scope of the Covenants. If any of the Covenants is held to be invalid or unenforceable because of the duration or geographical area, the parties agree that the court making such determination shall have the power to reduce the duration and/or area and, in its reduced form, such Covenant shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect Vonage’s right to the relief provided in Section 2 or otherwise in the courts of any other jurisdiction within the geographical scope of the Covenants.

4.	Successors; Binding Agreement. This Agreement and all obligations of Employee hereunder shall inure to the benefit of, and be enforceable by, Vonage and Vonage’s successors in interest.

5.	Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto relating to its subject matter hereof, and supersedes all prior negotiations, discussions, preliminary agreements and agreements relating to that subject matter.

6.	Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey (without giving effect to conflicts of law provisions).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth above.

Vonage Holdings Corp.	AGREED AND ACCEPTED:

By:
Employee Signature

Name:

Title:
Date